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Weyerhaeuser Announces Domtar Split-Off Exchange Offer

FEDERAL WAY, Wash. (Feb. 2, 2007) - Weyerhaeuser Company (NYSE: WY) today commenced an offer to its shareholders for the exchange of some or all of their common shares of Weyerhaeuser and exchangeable shares of Weyerhaeuser Company Limited (TSX: WYL) for shares of Domtar Corporation common stock.

The exchange is expected to be tax-free to participating Weyerhaeuser shareholders for U.S. federal income tax purposes. The offer will expire at 12:00 midnight, New York City time, on March 2, 2007 unless extended or terminated.

As previously announced, Weyerhaeuser and Domtar Inc. (NYSE: DTC) entered into a definitive agreement on Aug. 22, 2006 to combine Weyerhaeuser’s fine paper business and related assets with Domtar Inc. to form Domtar Corporation.

Under the terms of the offer, participating Weyerhaeuser shareholders will receive approximately $1.11 worth of Domtar Corporation common stock for each $1 of Weyerhaeuser shares tendered in the exchange offer, subject to a limit of 11.1442 shares of Domtar Corporation common stock per Weyerhaeuser share. The value of Weyerhaeuser shares and Domtar Corporation common stock will be calculated using the simple arithmetic averages of the daily volume-weighted average prices (VWAP) of Weyerhaeuser common shares and common shares of Domtar Inc., respectively, on the New York Stock Exchange on the last three trading days of the offer, unless the offer is subject to the mandatory extension described below.

The final exchange ratio will be available by 4:30 p.m., New York City time, on March 2, 2007 at www.WeyerhaeuserDomtarExchange.com and from the information agent. If the limit is in effect at that time, then the exchange ratio will be fixed at the limit and the exchange offer will be subject to a mandatory extension until 12:00 midnight, New York City time, on the second following trading day to permit shareholders to tender or withdraw their Weyerhaeuser shares.

Weyerhaeuser estimates that approximately 281,000,000 shares of Domtar Corporation common stock will be offered in exchange for Weyerhaeuser common shares and exchangeable shares in the offer. Accordingly, the exchange offer will be subject to proration if the offer is over-subscribed, and the number of shares Weyerhaeuser accepts in the exchange offer may be less than the number of shares tendered.

Weyerhaeuser has also declared today a conditional pro rata dividend. Such pro rata dividend would be payable only if the exchange offer is undersubscribed and would consist of all shares of Domtar Corporation common stock that Weyerhaeuser continues to own upon completion of the exchange offer.

Weyerhaeuser’s obligation to exchange shares of Domtar Corporation common stock for Weyerhaeuser common shares and Weyerhaeuser exchangeable shares or to pay a pro rata dividend is subject to the satisfaction of conditions to the plan of arrangement between Weyerhaeuser and Domtar Inc., which include the receipt of certain governmental approvals, the effectiveness of certain filings with the Securities and Exchange Commission, the receipt of a favorable tax ruling from the Internal Revenue Service with respect to the transaction, the approval by the Domtar Inc. shareholders of the plan of arrangement, and other conditions.

Morgan Stanley is acting as a financial advisor to Weyerhaeuser in connection with the transaction.

Weyerhaeuser Company, one of the world’s largest integrated forest products companies, was incorporated in 1900. In 2005, sales were $22.6 billion. It has offices or operations in 18 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser’s businesses, products and practices is available at www.weyerhaeuser.com.

Additional Information

The terms and conditions of the exchange offer are more fully described in a Prospectus-Offer to Exchange included in the Registration Statement on Forms S-1 and S-4 filed today by Domtar Corporation with the Securities and Exchange Commission. The Prospectus-Offer to Exchange contains important information about the combination of Weyerhaeuser and Domtar Inc. and related matters. Weyerhaeuser will mail the Prospectus-Offer to Exchange to its shareholders.

This announcement is for informational purposes only and is neither an offer to sell nor an offer to buy any securities or a recommendation as to whether you should participate in the exchange offer. The offer is made solely by the Prospectus-Offer to Exchange and related letters of transmittal.

Investors and shareholders are urged to read the Prospectus-Offer to Exchange, and any other relevant documents filed with the Securities and Exchange Commission, when they become available and before making any investment decisions. None of Weyerhaeuser, Weyerhaeuser Company Limited, Domtar Inc., Domtar Corporation or any of their respective directors or officers makes any recommendation as to whether you should participate in the exchange offer. You will be able to obtain a free copy of the Prospectus-Offer to Exchange and other related documents filed by Weyerhaeuser or Domtar Corporation with the Securities and Exchange Commission at www.sec.gov.

Weyerhaeuser has retained Innisfree M&A Incorporated as the information agent for the transaction. To obtain copies of the Prospectus-Offer to Exchange and related documentation, or if you have questions about the terms of the exchange offer or how to participate, you may contact the information agent at 877-750-9497 (for shareholders who speak English), 877-825-8777 (for shareholders who speak French) and 212-750-5833 (for banks and brokers).

Forward-Looking Statements

Information in this communication contains forward-looking statements, which are based on the current plans and expectations of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. A list of factors that could cause actual results to differ materially from those expressed in, or underlying, those forward-looking statements is detailed in the filings of Weyerhaeuser and Domtar Corporation with the Securities and Exchange Commission, such as annual and quarterly reports and the Prospectus-Offer to Exchange. None of Weyerhaeuser, Domtar Corporation or Domtar Inc. assume any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

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